First Quarter 2004 Earnings
Conference Call
January 22, 2004
10:00 a.m. CST

Charlie:

Welcome, and thank you for joining us today for our first quarter earnings conference call.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Also, please note that today we will occasionally refer to estimates from our October 28, 2003 earnings conference call as our “previous estimates.”

Bob, please lead off.

Bob:

Good morning and welcome. Fiscal 2004 is off to a good start for Oshkosh Truck, and Charlie and I will discuss specifics of the first quarter and of our fiscal 2004 revised expectations with you today.

The emergence of new requirements generated by the conflicts in Iraq and Afghanistan has had a significant impact on our performance. They are driving our defense business to unprecedented levels and pushing our entire business ahead. But, the strong results that we reported today are the result of more than simply capitalizing on current events. They are the result of our constant work to improve our performance – both through internal improvements and by continued efforts to penetrate our business segments more fully. Specifically, I would attribute them to:

•	Our strong efforts to earn defense contracts from international customers.

•	Delivering cost reductions from a variety of lean manufacturing initiatives

•	Benefits from our long-held innovation development programs. We’ve seen strong acceptance of new products introduced in fiscal 2003, particularly at Pierce.

So, really, the business potential associated with the current, unfortunate military conflicts is simply additional horsepower for our engine.

Today, we are pleased to report that sales increased 15.7% and EPS grew 159.4% during the first quarter. We have increased our estimates for fiscal 2004 sales to $1.97 billion and EPS to $2.80 from previous estimates of $1.885 billion and $2.45, respectively. That equates to 29.6% estimated EPS growth in fiscal 2004. Charlie will elaborate on these results and estimates later in the call.

Now, let’s turn to the individual businesses and review a few high points in each.

Defense

Once again, the powerhouse behind our sales and earnings performance during the first quarter was our defense business. Parts sales exceeded our expectations and shipments of the U.K. Heavy Equipment Transporter (“U.K. HET”) were ahead of schedule, with the last U.K. HET scheduled for delivery in March. Indeed, in November, fifteen Oshkosh U.K. HET systems and a Tru-Hitch with tractor reached Kuwait, destined for the U.K.’s 16th Transport Squadron. They joined another 6,500 Oshkosh heavy- and medium-payload trucks that are already in the Gulf, serving with U.S. forces.

In regard to the U.K. Wheeled Tanker programme, assembly of the first units is proceeding smoothly and on schedule. We expect the announcement of the preferred bidder for the U.K. Support Vehicle program in the April time frame. We believe we have submitted a competitive proposal. Given that vehicle capabilities, past performance and life cycle support are major factors in this decision, we believe that Oshkosh is competitively positioned.

The use of 6,500 Oshkosh trucks in Iraq has begun to generate remanufacturing requirements. Oshkosh vehicles have demonstrated their reliability, durability and outstanding off-road performance under the extremely harsh conditions faced by troops in Iraq. In some cases, we’re told that trucks are seeing a year’s worth of use every month. As a result, the first Iraqi “reset” contract, for almost $50 million, came in just before Christmas. We expect to ship all of these vehicles in fiscal 2004. Clearly, our defense parts business has seen the impact of these major missions as well. Parts sales reached record levels during the first quarter, much of that attributable to support of operations in Iraq and Afghanistan. At this point, we believe that there may be additional business opportunities in remanufacturing and parts that could affect fiscal 2005 and 2006. Of course, all of that depends on funding.

Commercial

Signs of economic improvement later this year are visible in our commercial business segment. Specifically, housing and other construction are at record highs as a result of sustained low interest rates. In December, housing starts topped the 2 million mark for the second month in a row, up about 15% over a year ago. All of these factors have created strong order volume for concrete mixers, but we won’t upgrade our outlook for this business until the prime selling season develops a bit more.

These signs are good news for the ongoing rollout of the Revolution™ composite mixer drum. The production process has now been finalized, and the production rate for Revolutions reached 20 per week in December, equating to an annual production volume of 1,000 units. However, in the first quarter, we elected to upgrade the drum design with a smoother exterior finish. The upgrade meets customer expectations, but resulted in some delays. At this point, we do not expect to produce more than 800 – 900 units this fiscal year and we anticipate selling approximately 600 – 700 units. That being said, we believe that this design meets customer expectations, and that’s been reflected in solid improvements in the order rate, which now matches our current production rate.

In the domestic refuse business, we have seen improved order rates primarily as a result of expected higher business from commercial rather than municipal waste haulers. As you will recall, McNeilus was selected to provide a large portion of Waste Management’s refuse bodies over the next five years. We are pleased by the progress being made in negotiating the final supplier contract agreement and are hopeful it will be concluded during the second quarter. In the meantime, Waste Management is placing orders under the structure agreed upon last summer.

In Europe, the economy remains the primary driver behind a flat refuse market, although the U.K. refuse market continues to thrive because of government funding for recycling initiatives. Overall, the Geesink Norba Group had solid performance during the first quarter, and the reception of Geesink’s new smooth-sided rear-loader, side-loader and front-loader has been very positive. The qualities of these units – faster cycle times, higher compaction ratios and fuel savings – provide bottom line benefits to haulers and support a slightly higher price premium than Geesink’s older models. We will be investing heavily in the second and third fiscal quarters to fully roll out these new models.

Fire & Emergency

In our fire and emergency segment, sales and operating income results were quite positive, despite what we believe to be continued weakness in municipal markets. A primary focus during the first, and now second quarter, has been the paring down of our cost structure through purchasing and lean manufacturing initiatives.

In the nine months since we launched the first Side Roll Protection™ system in the fire service, the response from departments, as reflected by our order volume, has been outstanding. We do anticipate that some of our competitors will introduce similar systems in the next 12 months, but we do not expect that to impact our sales.

We believe the homeland security market is extremely promising. We believe we have positioned Pierce well to pursue this in the fire market and other non-traditional markets – such as law enforcement and certain federal agencies – with a diverse product line that can be customized to specific applications. Our partnership with LDV, a leader in mobile command post and communication vehicle integration, is proceeding smoothly, creating new sales opportunities not only for Pierce but also for our distribution network, which helps strengthen them even further.

Now, I’ll turn over the call to Charlie to provide the details on this first quarter and expand on our guidance for fiscal 2004 as a whole.

Charlie:

First Quarter Results

Our first quarter results were frankly well beyond our expectations. Consolidated sales were up 15.7% compared to last year, with consolidated operating income margins of 9.5%, compared to margins of 4.8% last year. Consolidated operating income was $46.7 million, up 129.5% compared to last year.

Let’s look at individual business segment results now, and I’ll walk you through the large items impacting the results in each segment.

Fire and Emergency

First, fire and emergency sales increased 8.8% to $122.9 million in the first quarter, and operating income was up 15.8% to $11.6 million, or 9.4% of sales. Higher airport products sales drove the sales increase. A strong product mix and improved manufacturing efficiencies contributed to the higher margins in the first quarter.

Pierce’s orders again increased in the first quarter compared to the same quarter last year. The improving order volume in the first quarter relates to higher federal spending while state and municipal spending on fire apparatus remains weak. The higher orders drove Pierce’s backlog up 9.4% at December 31, 2003 compared to the prior year.

Defense

In defense, sales were up 28.1% to $190.4 million in the first quarter. MTVR sales were as expected, down $32 million from prior year levels, as the production rate under the contract declined in advance of contract expiration in 2005. This sales decline was more than offset by higher international truck sales, particularly under the U.K. HET contract, and higher parts sales resulting from the conflicts in Iraq and Afghanistan. Year-over-year operating income rose 287.6% in the first quarter to $37.2 million. The biggest contributor to the higher operating income performance involved higher international defense truck sales in the first quarter. A $6.5 million cumulative catch-up adjustment to operating income on the Company’s MTVR contract also contributed to first quarter results. As a result of a settlement of a warranty reimbursement with a supplier during the quarter and positive cost performance, we increased MTVR margins during the quarter to 6.3%, up from the 5.5% rate that we previously recognized and up from the 4.3% rate in the prior year’s first quarter. Earnings in the first quarter also benefited significantly from increased sales of higher-margin parts and lower bid and proposal spending compared to the prior year.

Now, let me explain why operating income performance also exceeded previous estimates by $17.2 million. There were four primary factors. First, the Company recorded the cumulative catch-up adjustment on the MTVR contract. Second, a large number of U.K. HET trucks were shipped in the first quarter, but delivery had been planned in the second quarter. Third, parts sales were substantially higher than our estimates and, finally, manufacturing cost performance was much improved over our estimates.

Commercial

Turning to the commercial segment, compared to the prior year, sales in the commercial segment were up 9.7% in the first quarter to $183.0 million, while operating income was down 6.1% to $7.2 million. Segment sales increased due to a higher mix of package sales of rear-discharge concrete mixer bodies and purchased chassis, higher domestic and European refuse unit sales and favorable translation of Geesink Norba Group sales into U.S. dollars due to strengthening of the euro. Concrete placement sales were flat in the first quarter compared to the prior year. Operating income was slightly lower than our previous estimates and prior year due to a higher mix of relatively lower-margin package sales and significant investments in new product development.

Orders in all product lines in the segment were up in the first quarter compared to the prior year. At December 31, rear-discharge unit backlog was up 70.3% compared to prior year levels, while our front-discharge backlog was up 35.3%. Our domestic refuse unit backlog was up 90.7% at December 31, 2003 compared to prior year levels, partly due to a very low backlog at December 31, 2002.

While orders in European refuse markets were up in the first quarter, at December 31, 2003, Geesink Norba’s unit backlog remained down 11.6% compared to prior year levels. That is an improvement from being down 25.1% at September 30, 2003.

Corporate

At corporate, our operating expenses were up $2.3 million in the first quarter compared to the prior year primarily due to higher variable incentive compensation and investments in additional personnel and services. Net interest costs declined $2.3 million during the first quarter due to lower average borrowings.

Fiscal 2004 Outlook

Turning to fiscal 2004, we would like to update our outlook. We are assuming no acquisitions in the estimates which follow.

We are estimating consolidated sales of $1.97 billion, up 2.3% from fiscal 2003 sales, and up $85.0 million from our previous estimates. We expect fire and emergency sales to be down 3.7% to $515.0 million compared to the prior year. That’s up $5.0 million from our previous estimates, reflecting higher sales realized in the first quarter less airport products sales that were accelerated into the first quarter. We are projecting defense sales to decrease 0.3% to $655.0 million compared to the prior year. That’s up $70.0 million from our previous estimates due to the $49.4 million contract we announced on December 22, 2003 to remanufacture heavy trucks and higher anticipated parts sales arising from the conflicts in Iraq and Afghanistan. Now, our defense sales estimate could further increase nearly $30 million if the U.S. Marine Corps funds a requirement for MTVR wreckers. Testing of the wreckers was successfully completed early. We expect the U.S. Marines’ decision on this program in the next month. In the commercial segment, we are increasing our sales estimate by $10.0 million to $810.0 million, or up 9.2% compared to the prior year. We continue to be cautious about any economic recovery in spite of our recent strong order trends as the main selling season for concrete mixers is still in front of us. We’re projecting concrete placement sales growth of 9.0% in fiscal 2004, most of the increase coming from industry volume growth and the balance driven by higher pricing on the introduction of the Revolution drum. We’re projecting domestic refuse sales to increase 17.0% in fiscal 2004, largely resulting from increased business with the largest commercial waste haulers, while we expect municipal refuse spending to remain soft. We’re estimating that Geesink Norba refuse sales will be flat in fiscal 2004 due to no projected recovery in European markets.

By quarter in fiscal 2004, we believe that these sales expectations by segment would result in consolidated sales of approximately $472.5 in quarter two, $528.5 million in quarter three and $476.0 million in quarter four.

With respect to operating income, we are now projecting consolidated operating income to be up about 24.6% to $161.0 million in fiscal 2004. By segment, we are projecting fire and emergency operating income to decline 3.0% to $50.5 million in fiscal 2004, which is largely consistent with the estimated sales decline in the segment. The $1.0 million improvement from previous estimates results from improved performance in the first quarter less earnings on truck sales accelerated into the first quarter, and a more cautious estimate of ambulance earnings for the year. We are now projecting defense operating income to increase 36.8% to $94.0 million in fiscal 2004. This estimate is substantially above our previous estimate of $66.5 million. What accounts for this large increase? The largest contributors involve higher earnings realized in the first quarter, the benefit of the $49.4 million remanufacturing contract and a higher estimate of parts sales less the earnings on the U.K. HET sales accelerated into the first quarter. Now, we also previously reported that an MTVR wrecker contract modification, if funded, would add nearly $30.0 million to our estimated sales in fiscal 2004 at higher margins than earned under the base MTVR contract. And, each quarter we assess the margins recognized under the MTVR contract. In the commercial segment, we are reducing projected operating income to $50.5 million, still up a respectable 25.7%. The $5.5 million decrease in our operating income estimate in this segment arises from a small shortfall to our previous estimates in the first quarter, the effects of reducing our estimate of Revolution™ drums sold in fiscal 2004 to 650 from our previous estimate of 1,000 as we paused to improve the surface finish on the drum, and expected start-up costs as we launch the new smooth-sided rear, front and side loader refuse collection bodies in Europe in the second and third fiscal quarters.

We expect corporate expenses to approximate $34.0 million in fiscal 2004, up from $31.8 million in fiscal 2003. The increase from our previous estimate of $30.0 million reflects higher estimated variable compensation and other estimated expense increases. We are now projecting net interest costs to decrease to $5.0 million in fiscal 2004, reflecting the early repayment of the senior subordinated notes.

These estimates, assuming an effective tax rate of 36.5% and $2.2 million of equity in earnings of our leasing partnership, lead to a net income estimate of $101.2 million for fiscal 2004, up from our previous estimate of $88.2 million and up 33.8% compared to fiscal 2003.

By quarter, we expect net income to approximate $18.5 million in quarter two, $27.1 million in quarter three and $26.0 million in quarter four. Assuming 36,150,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.51 in quarter two, $0.75 in quarter three and $0.71 in quarter four. These quarterly earnings estimates reflect a shift of $0.05 per share from the second quarter to the fourth quarter. These estimates also reflect lower earnings in the fourth quarter of fiscal 2004 due to an MTVR margin adjustment in the fourth quarter of fiscal 2003.

Of course, there are downsides to every estimate. The launch of the Revolution™ drum could be further delayed or encounter difficulties. The economy could enter a double dip recession. Upsides to these estimates primarily involve the opportunity to improve MTVR margins, U.S. Marine Corps funding of the wrecker modification, a better than expected launch of the Revolution drum, new requirements arising from the conflicts in Iraq and Afghanistan and a stronger economic recovery than expected. Please review our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will fluctuate with seasonal working capital demands as follows:

March 31, 2004	$80.0 million
June 30, 2004	$50.0 million
September 30, 2004	$20.0 million

We expect capital spending to approximate $30 million in fiscal 2004, much of which will continue to support the continued rollout of the Revolution™ composite mixer drum.

Now, Bob will close our prepared remarks.

Bob:

Closing

At Oshkosh we continue to move straight forward using our well-proven business strategies to drive financial results. As evidenced by our first-quarter performance, we believe that product development, lean manufacturing processes and aggressive penetration of business segments continue to hold the key to our long-term growth. And, of course, we intend to be extremely responsive to our military customers in providing timely delivery of high performance trucks and parts to support their on-going mission requirements.

Operator, please begin the question and answer period.

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